Exhibit 99.1

Investor Relations Strategic Public Relations	PondelWilkinson Inc. 21700 Oxnard Street, Suite 1840 Woodland Hills, CA 91367 T (310) 279 5980 F (310) 279 5988 W www.pondel.com

NEWS RELEASE	CONTACTS: Rodney C. Sacks Chairman and Chief Executive Officer (951) 739-6200 Hilton H. Schlosberg Vice Chairman (951) 739-6200 Roger S. Pondel / Judy Lin Sfetcu PondelWilkinson Inc. (310) 279-5980

MONSTER BEVERAGE REPORTS 2018 FIRST QUARTER FINANCIAL RESULTS

-- First Quarter Net Sales Rise 14.7 percent to $850.9 million --

-- First Quarter Net Income Increases 21.4 percent to $216.1 million --

-- First Quarter Net Income per diluted share increases 23.1 percent to $0.38 per share --

-- First Quarter Distributor Termination Expenses were $7.0 million --

Corona, CA – May 8, 2018 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the first quarter ended March 31, 2018.

Net sales for the 2018 first quarter increased 14.7 percent to $850.9 million from $742.1 million in the same period last year.  Gross sales for the 2018 first quarter increased 17.2 percent to $990.6 million from $845.5 million in the same period last year.  Net sales for the 2018 first quarter were negatively impacted by $9.9 million, due to the adoption of Accounting Standards Codification (“ASC”) 606. Under ASC 606, commissions paid to The Coca-Cola Company (“TCCC”), based on sales to certain of the Company’s customers which TCCC accounts for under the equity method (the “TCCC Related Parties”), or consolidates, are included as a reduction to net sales. Prior to January 1, 2018, commissions based on sales to the TCCC Related Parties were included in operating expenses. Net changes in foreign currency exchange rates had a favorable impact on net and gross sales for the 2018 first quarter of $17.7 million and $22.2 million, respectively.

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Net sales for the Company’s Monster Energy® Drinks segment, which includes the Company’s Monster Energy® drinks, Monster Hydro® energy drinks and Mutant® Super Soda drinks, increased 16.7 percent to $780.5 million for the 2018 first quarter, from $668.6 million for the same period last year.  Net sales for the Company’s Monster Energy® Drinks segment for the 2018 first quarter were negatively impacted by $3.9 million, due to the adoption of ASC 606. Net sales for the Company’s Strategic Brands segment, which includes the various energy drink brands acquired from The Coca-Cola Company, decreased 3.3 percent to $65.8 million for the 2018 first quarter, from $68.0 million in the comparable 2017 quarter.  Net sales for the Company’s Strategic Brands segment for the 2018 first quarter were negatively impacted by $6.0 million, due to the adoption of ASC 606.  Net sales for the Company’s Other segment, which includes certain products of American Fruits & Flavors sold to independent third parties, were $4.7 million for the 2018 first quarter, compared with $5.5 million in the 2017 first quarter.

Net sales to customers outside the United States increased 26.8 percent to $242.1 million in the 2018 first quarter, from $190.9 million in the corresponding quarter in 2017.

Gross profit, as a percentage of net sales, for the 2018 first quarter was 60.6 percent, compared with 64.8 percent in the 2017 first quarter. The decrease in gross profit as a percentage of net sales was primarily attributable to (i) an increase in promotional allowances as a percentage of gross sales; (ii) the $9.9 million of commissions accounted for as a reduction to net sales due to the adoption of ASC 606; (iii) geographical sales mix; (iv) domestic product sales mix; and (v) certain increases in other costs.

Operating expenses for the 2018 first quarter were $235.3 million, compared with $216.6 million in the 2017 first quarter.  Operating expenses included distributor termination expenses of $7.0 million for the 2018 first quarter, compared with $19.9 million in the 2017 first quarter.  As a result of the adoption of ASC 606, commissions included in operating expenses decreased.

The impact to net sales, gross profit and operating expenses from the adoption of ASC 606 is included in the table below.

Distribution costs as a percentage of net sales were 3.9 percent for the 2018 first quarter, compared with 3.1 percent in the first quarter last year.

Selling expenses as a percentage of net sales for the 2018 first quarter were 11.5 percent, compared with 11.7 percent in the first quarter last year.

General and administrative expenses for the 2018 first quarter were $104.8 million, or 12.3 percent of net sales, compared with $107.1 million, or 14.4 percent of net sales, for the comparable 2017 first quarter.  Stock-based compensation (a non-cash item) was $13.4 million for the first quarter of 2018, compared with $13.1 million in the first quarter last year.

Operating income for the 2018 first quarter increased to $279.9 million from $264.3 million in the comparable 2017 quarter.

The effective tax rate for the 2018 first quarter was 23.3 percent, compared with 32.8 percent in the same period last year. The decrease in the effective tax rate was primarily due to the Tax Reform Act signed into law on December 22, 2017.

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Net income for the 2018 first quarter increased 21.4 percent to $216.1 million from $178.0 million in the comparable quarter last year.  Net income per diluted share for the 2018 first quarter increased 23.1 percent to $0.38 from $0.31 in the first quarter of 2017. The Company estimates that distributor termination expenses in the 2018 first quarter reduced reported earnings by approximately $0.01 per share, after tax.

During 2018 first quarter, the Company purchased approximately 4.3 million shares of its common stock at an average purchase price of $57.74 per share, for a total amount of $249.9 million (excluding broker commissions), which exhausted availability under the repurchase plan authorized by the Board of Directors in February 2017.  In February 2018, the Company’s Board of Directors authorized a new $250.0 million share repurchase program.  No shares have been repurchased pursuant to the new repurchase program.

The following table illustrates the impact of the adoption of ASC 606 for the 2018 first quarter as described above (in thousands):

	Three-Months Ended March 31, 2018, as Reported	Percent Change 2018 vs 2017	Three-Months Ended March 31, 2018, Without the Adoption of ASC 606	Percent Change 2018 vs 2017
Net Sales by Segment:
Monster Energy® Drinks	$ 780,505	16.7%	$ 784,388	17.3%
Strategic Brands	65,759	(3.3%)	71,816	5.6%
Other	4,657	(15.9%)	4,657	(15.9%)
Total Net Sales	850,921	14.7%	860,861	16.0%

Cost of Sales	335,664	28.5%	335,664	28.5%
Gross Profit	$ 515,257	7.2%	$ 525,197	9.2%

Gross Profit as a percentage of net sales	60.6%		61.0%
Operating Expenses	$ 235,342	8.6%	$ 245,282	13.2%

Rodney C. Sacks, Chairman and Chief Executive Officer, said: “We continue to progress our strategic alignment with the Coca-Cola system bottlers.  In the first quarter of 2018, we completed our transition to the Coca-Cola bottlers in the state of Minnesota.

“In the first quarter of 2018, we successfully launched our Monster Energy® brand with the Coca-Cola bottlers in Argentina.  Subsequent to the 2018 first quarter, we relaunched Monster Energy® with a Coca-Cola bottler in a lead market in India.  In the ensuing quarters, we are also planning a transition in Ecuador, as well as launches of Monster Energy® in Uruguay and in a number of other countries in the Middle East and Africa with Coca-Cola bottlers.

“In the United States, we rebranded our Monster Extra Strength Nitrous Technology® line to the Monster MAXX™ line, launched Monster Rehab® White Dragon Tea and expanded our Monster Hydro® line in resealable 25.4 oz. bottles.

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“Mutant® energy, an affordable energy brand, was recently launched in Pakistan and Cambodia and we are planning further launches of both Mutant® energy and Predator® as affordable energy brands in select countries,” Sacks added.

Investor Conference Call

The Company will host an investor conference call today, May 8, 2018, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX™ maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster™ espresso + energy drinks, Caffé Monster® non-carbonated energy coffee drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® energy shakes, Übermonster® energy drinks, Monster Hydro® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks and Mutant® energy drinks.  The Company’s subsidiaries also develop and market Mutant® Super Soda drinks.  For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the disclosure of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company transaction and the American Fruits & Flavors transaction; our ability to introduce and increase sales of both existing and new products; our ability to implement the share repurchase program; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-MONTHS ENDED MARCH 31, 2018 AND 2017

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended
	March 31,
	2018	2017

Net sales¹	$850,921	$742,146

Cost of sales	335,664	261,272

Gross profit¹	515,257	480,874
Gross profit as a percentage of net sales	60.6%	64.8%

Operating expenses²	235,342	216,612
Operating expenses as a percentage of net sales	27.7%	29.2%

Operating income¹,²	279,915	264,262
Operating income as a percentage of net sales	32.9%	35.6%

Interest and other income, net	1,805	658

Income before provision for income taxes¹,²	281,720	264,920

Provision for income taxes	65,670	86,940
Income taxes as a percentage of income before taxes	23.3%	32.8%

Net income¹,²	$216,050	$177,980
Net income as a percentage of net sales	25.4%	24.0%

Net income per common share:
Basic	$0.38	$0.31
Diluted	$0.38	$0.31

Weighted average number of shares of common stock and common stock equivalents:
Basic	566,000	571,578
Diluted	574,129	582,032

Case sales (in thousands) (in 192-ounce case equivalents)	92,315	79,992
Average net sales per case	$9.17	$9.21

¹Includes $11.2 million and $10.0 million for the three-months ended March 31, 2018 and 2017, respectively, related to the recognition of deferred revenue.

²Includes $7.0 million and $19.9 million for the three-months ended March 31, 2018 and 2017, respectively, related to distributor termination costs.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2018 AND DECEMBER 31, 2017

(In Thousands, Except Par Value) (Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$511,360	$528,622
Short-term investments	585,222	672,933
Accounts receivable, net	525,463	449,476
Inventories	268,607	255,745
Prepaid expenses and other current assets	61,639	40,877
Prepaid income taxes	86,257	138,724
Total current assets	2,038,548	2,086,377

INVESTMENTS	3,497	2,366
PROPERTY AND EQUIPMENT, net	231,199	230,276
DEFERRED INCOME TAXES	85,748	92,333
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,036,661	1,034,085
OTHER ASSETS	12,836	13,932
Total Assets	$4,740,132	$4,791,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$226,063	$245,910
Accrued liabilities	80,893	87,475
Accrued promotional allowances	155,992	137,998
Accrued distributor terminations	162	91
Deferred revenue	44,325	43,236
Accrued compensation	16,829	34,996
Income taxes payable	9,758	10,645
Total current liabilities	534,022	560,351

DEFERRED REVENUE	328,300	334,354

OTHER LIABILITIES	2,203	1,095

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 629,924 shares issued and 562,605 outstanding as of March 31, 2018; 629,255 shares issued and 566,298 outstanding as of December 31, 2017	3,150	3,146
Additional paid-in-capital	4,170,565	4,150,628
Retained earnings	3,137,691	2,928,226
Accumulated other comprehensive loss	(13,721)	(16,659)
Common stock in treasury, at cost; 67,319 and 62,957 shares as of March 31, 2018 and December 31, 2017, respectively	(3,422,078)	(3,170,129)
Total stockholders’ equity	3,875,607	3,895,212
Total Liabilities and Stockholders’ Equity	$4,740,132	$4,791,012